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                                                                   Exhibit 10.43

                        EMPLOYMENT CONTINUATION AGREEMENT


THIS AGREEMENT between Sylvan Inc., a Nevada corporation (the "Company"), and Dennis C. Zensen (the "Executive"), dated as of this 24th day of September, 2002.

                              W I T N E S S E T H:

WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive with certain financial assurances to enable the Executive to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances;

WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, it is hereby agreed by and between the Company and the Executive as follows:

1.       OPERATION OF AGREEMENT.

         (a) EFFECTIVE DATE. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company or an Affiliate on the Effective Date, this Agreement shall be void and without effect.

         (b) TERMINATION OF EMPLOYMENT FOLLOWING A POTENTIAL CHANGE OF CONTROL. Notwithstanding Section 1(a), if (i) the Executive's employment is terminated by the Company or an Affiliate without Cause (as defined in Section 6[c]) or by the Executive with Good Reason (as defined in Section 6[d]) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a Change of Control that arises out of such Potential Change of Control occurs within 24 months of such termination, the Executive shall be deemed, solely for purposes of determining the Executive's rights under this Agreement, to have remained employed until the Effective Date and to have been terminated by the Company without Cause immediately after this Agreement becomes effective.




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2.       DEFINITIONS.

         (a) CHANGE OF CONTROL. For the purposes of this Agreement, a "Change of Control" shall mean:

                  (i) the acquisition by any individual, entity or group (within the meaning of Section 13[d][3] or 14[d][2] of the Securities Exchange Act of 1934, as amended [the "Exchange Act"] or any successor rule thereto) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor rule thereto) of securities or interests of the Company entitling such Person to 51% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of such company (the "Voting Power"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute or cause a Change in Control: (A) any acquisition directly from the Company following which the members of the Board continue to be comprised of at least 62% of Continuing Directors, (B) any acquisition by the Company, or (C) any acquisition of beneficial ownership of securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any Affiliate; or

                  (ii) completion of a tender offer to acquire securities of the Company entitling the holders thereof to 51% or more of the Voting Power of the Company, excepting any acquisitions specified in subsection (i), above, that do not constitute a Change of Control; or

                  (iii) either a successful solicitation subject to Rule 14a-11 under the Exchange Act relating to the election or removal of 39% or more of the members of the Board made by any Person other than the Company or less than 62% of the members of the Board shall be Continuing Directors; or

                  (iv) the occurrence of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company and, as a result of which, the shareholders of the Company immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power (A) in the case of a merger or consolidation, in the surviving or resulting company,
                           (B) in the case of a share exchange, in the acquiring company, or (C) in the case of a division or a sale or other disposition of assets, in each surviving, resulting or acquiring company which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction; or

                  (v) any other transaction or series of transactions that the Board, in its sole discretion, determines is a Change of Control with respect to the Employee.

         (b) BOARD. For purposes of this Agreement, "Board" shall mean the Board of Directors of the Company.

         (c) POTENTIAL CHANGE OF CONTROL. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

                  (i) a Person commences a tender offer (with adequate financing) for securities representing at least 51% of the Voting Power of the Company's securities or announces or otherwise makes known a bona fide intent to commence such a tender offer, excepting any offers that, if completed, would result in an acquisition not constituting a Change of Control; or


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                  (ii)     the Company enters into an agreement the consummation
                           of which would constitute a Change of Control; or

                  (iii) there is commenced a solicitation of proxies for the election of directors of the Company by anyone other than the Company which solicitation, if successful, would effect a Change of Control.

         (d) CONTINUING DIRECTORS. For purposes of this Agreement, "Continuing Directors" shall mean a director of the Company who either (i) was a director of the Company immediately prior to the Effective Date or (ii) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the Exchange Act).

         (e) AFFILIATE. For purposes of this Agreement, "Affiliate" or "Affiliates" shall mean any company or business which, by reason of stock ownership or otherwise, is controlled, directly or indirectly, by the Company.

3.       EMPLOYMENT PERIOD. Commencing on the Effective Date and subject to
         Section 6 of this Agreement, the Company agrees to continue the Executive in its or an Affiliate's employ, and the Executive agrees to remain in the employ of the Company or the Affiliate.

4.       POSITION AND DUTIES.

         (a) NO REDUCTION IN POSITION. Commencing on the Effective Date, the Executive's position (including titles), authority, responsibilities and status shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority, responsibilities and status shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 10(b) of this Agreement. Unless the Executive willingly elects otherwise, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location within 50 miles from such location.

         (b) BUSINESS TIME. Commencing on the Effective Date, the Executive agrees to devote full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which the Executive is entitled.

5.       COMPENSATION.

         (a) BASE SALARY. Commencing on the Effective Date, the Executive shall receive a base salary at a monthly rate of $50,000, or, if higher, the monthly salary paid to the Executive by the Company and its Affiliates immediately prior to the Effective Date. The base salary may be increased (but not decreased) at any time and from time to time by action of the Board of the Company or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be


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                  increased from time to time, shall hereafter be referred to as
                  "Base Salary." Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

         (b) ANNUAL BONUS. Commencing on the Effective Date, in addition to the Base Salary, for each fiscal year of the Company ending after the Effective Date and for each partial fiscal year ending after the Effective Date, the Executive shall be afforded the opportunity to receive an annual bonus or partial bonus, as applicable, on terms and conditions substantially no less favorable, in the aggregate, to the Executive (taking into account reasonable changes in the Company's goals and objectives and the consequences of the Change of Control upon the Company's goals, objectives and performance measures) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

         (c) LONG-TERM INCENTIVE COMPENSATION PROGRAMS. Commencing on the Effective Date and to the extent that such programs and plans exist subsequent to the Effective Date, the Executive shall participate in all long-term incentive compensation programs for key executives, including stock option plans, at a level that is commensurate with the Executive's opportunity to participate in such plans of the Company immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

         (d) BENEFIT PLANS. Commencing on the Effective Date and to the extent that such plans and programs exist subsequent to the Effective Date, the Executive shall be entitled to participate in or be covered under all retirement, target benefit annuity, medical, disability, group life, and group accidental death and dismemberment insurance plans and programs of the Company and its Affiliates at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. All payments by the Company or an Affiliate hereunder excepting payments for Accrued Obligations (as defined in Section 7[a]) shall be taken into account (to the extent permitted by, and consistent with, law and the terms of the applicable plan document) in determining the amount of contributions to be made by or on behalf of the Executive under any tax-qualified defined contribution plan of the Company or an Affiliate.

         (e) VACATION AND FRINGE BENEFITS. Commencing on the Effective Date and to the extent that such programs exist subsequent to the Effective Date, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

         (f) SUCCESS BONUS. Provided that either (i) the Executive continues his employment with the Company or an Affiliate during the Retention Period and remains employed by the Company or an Affiliate on the last day of the Retention Period, (ii) the Executive's employment is involuntarily terminated by the Company or the Affiliate during the Retention Period for reasons other than for death, disability, retirement under any retirement plan of the Company or an Affiliate, or Cause, as defined in Section 6(c), or (iii) the Executive's employment is voluntarily terminated by the Executive during the Retention Period for Good Reason, as defined in Section 6(d), then the Company shall pay the Executive a success bonus


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                  in an amount equal to $100,000. The success bonus shall be paid in a lump sum to the Executive as soon as practicable following the earlier of the events set forth in clause (i),
                  (ii) or (iii) of the foregoing sentence, but in no event later than the first regular pay period following the last day of the Retention Period of the Company or the Affiliate employing the Executive. Nothing herein shall entitle the Executive to payment of any success bonus if the Executive's employment is terminated during the Retention Period by reason of death, disability, retirement under any retirement plan or voluntary termination (other than for Good Reason) or for Cause.

                  The success bonus to be provided to the Executive under this
                  Section 5(f) shall be in addition to, and not in lieu of, continuation of the Executive's Base Salary, participation in the Company's or an Affiliate's health, life, disability and other employee benefit plans, programs and arrangements, in accordance with the terms of such plans, programs and arrangements, and other perquisites of employment, as provided to him at the beginning of the Retention Period or as the same may be increased thereafter.

                  For purposes of this Agreement, the Retention Period shall mean the period:

                  (i) beginning on the date on which a Potential Change of Control occurs; and

                  (ii) ending on the date on which a Change of Control occurs.

6.       TERMINATION.

         (a)      DEATH, DISABILITY OR RETIREMENT. Subject to the provisions of
                  Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to permanent and total disability ("Disability") within the meaning of section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or successor provision, or voluntary retirement under any of the Company's retirement plans as in effect from time to time.

         (b) VOLUNTARY TERMINATION. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to
                  Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this
                  Section 6(b).

         (c) CAUSE. The Company or an Affiliate may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of, or plea of NOLO CONTENDERE to, a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) the willful and continued failure by Executive to substantially perform the required duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or Disability or any actual or anticipated failure after the termination by Executive for Good Reason as defined in Section 6(d), below) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the required duties.

         (d) GOOD REASON. Following the occurrence of a Change of Control or Potential Change of Control, the Executive may terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express



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                  written consent of the Executive, after the occurrence of a
                  Change of Control or Potential Change of Control:

                  (i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority, responsibilities or status as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, responsibilities, authority or status, or any removal of the Executive from or any failure to re-elect the Executive to any position, except in connection with the termination of the Executive's employment due to Cause, Disability, retirement, death or voluntary termination for reasons other than those set forth in this Section 6(d);

                  (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) any purported termination of the employment of the Executive by the Company or an Affiliate which is not due to the Executive's Disability, death, retirement, for Cause in accordance with Section 6(c) or voluntary termination for reasons other than those set forth in this Section 6(d);

                  (iv) the Company's or an Affiliate's requiring the Executive to be based at any office or location more than 50 miles from that location at which the Executive performed services specified under the provisions of Section 4 immediately prior to the Change of Control, or the Company's or an Affiliate's requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the Effective Date; or

                  (v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 10(b).

                  In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

         (e) NOTICE OF TERMINATION. For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

         (f) DATE OF TERMINATION. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates on or after the Effective Date.



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7.       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) DEATH OR DISABILITY. If the Executive's employment is terminated on or after the Effective Date by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or the Executive's beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owed to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

         (b) CAUSE AND VOLUNTARY TERMINATION. If, on or after the Effective Date, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

         (c) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE AND TERMINATION BY THE EXECUTIVE FOR GOOD REASON.

                  (i) LUMP SUM PAYMENTS. If, on or after the Effective Date, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, the Company shall pay to the Executive the following amounts:

                           (A)      the Executive's Earned Salary;

                           (B) One million dollars ($1,000,000) (the "Severance Amount") and

                           (C)      the Accrued Obligations.

                           The Earned Salary and the Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. The Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) CONTINUATION OF BENEFITS. If, on or after the Effective Date, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, the Executive (and, to the extent applicable, the Executive's dependents) shall be entitled, after the Date of Termination until the earlier of (x) the twenty-four month anniversary of the Date of Termination (the "End Date") and (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation


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                           in all of the employee and executive welfare and
                           fringe benefit plans of the Company or of the Affiliate employing the Executive (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company or the Affiliate through the End Date.

                  (iii) CONSULTING ARRANGEMENT. It is acknowledged that the continued association of the Executive with the Company's business and operations is of considerable value. Therefore, if, on or after the Effective Date, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason, the Executive shall nevertheless be retained as a consultant commencing on the Date of Termination and continuing through the twenty-four month anniversary of the Date of Termination. The consulting services provided shall in form and substance commensurate with the type of duties exercised by the executive immediately prior to the Effective Date and in accordance with the following terms and conditions:

                           (A) such consultation shall be upon reasonable notice and at such times and places as are mutually convenient, not to exceed, on average, two weeks per month;

                           (B) the Company shall pay the Executive a consulting fee of $480,000 in cash (the "Consulting Fee") in monthly installments of $20,000, payable the first day of each month in arrears;

                           (C) the Company shall reimburse the Executive for all reasonable business expenses incurred in connection with the Executive's performance of his responsibilities under this Section 7(c)(iii), which reimbursements shall comply with the Company's normal policies; and

                           (D) the Executive shall furnish such consulting services in the capacity of an independent contractor.

         (d) TAX GROSS-UP AMOUNT. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Company will reimburse the Executive in an amount equal to the "Tax Gross-Up Amount" (as defined in the next sentence). The Tax Gross-Up Amount means an amount equal to the sum of the Excise Tax, any other similar federal tax and the amount of any other additional federal tax, including any additional income tax, arising as a result of any payment pursuant to this Section 7(d), which sum may be due and payable by the Executive or withheld by the Company (collectively, the "Total Taxes") so that the Executive receives actual payments or benefits, after payment or withholding, in an amount no less than that which would have been received by him or her if no obligation for Total Taxes had arisen.

8. LEGAL FEES AND EXPENSES. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement and if the Executive is the prevailing party in such contest, the Company shall pay the Executive's costs (or cause such costs to be paid) in so asserting, including, without limitation,


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         reasonable attorneys' fees and expenses, as determined by the arbitrators selected pursuant to Section 11(b) hereof to resolve such contest.

9. CONFIDENTIAL INFORMATION; COMPANY PROPERTY; NON-COMPETE. For and in consideration of the salary and benefits to be provided by the Company hereunder, the Executive agrees that:

         (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, (i) obtained by the Executive during the Executive's employment by the Company or any Affiliate and
                  (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

         (b) COMPANY PROPERTY. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under the Executive's control.

         (c)      NON-COMPETE.

                  (i) Commencing on the Effective Date and continuing for as long as the Executive is paid a Base Salary, all or part of a Severance Amount or a Consulting Fee, the Executive shall not engage directly or indirectly in any competing business.

                  (ii) Commencing on the Effective Date and continuing for as long as the Executive is paid either a Base Salary or all or a portion of a Severance Amount or a Consulting Fee, the Executive shall not, directly or indirectly, (A) use any information obtained in the course of the Executive's employment by the Company or an Affiliate for the purpose of notifying individuals of the termination of such employment, or of the Executive's willingness to provide services after such termination, (B) otherwise solicit any person who is, or at any time during the term of the Executive's employment by the Company or an Affiliate was, a customer of the Company or an Affiliate, or
                           (C) solicit or induce, or attempt to solicit or induce, any employee of the Company or an Affiliate to terminate such employment for any reason whatsoever or hire any employee of the Company or an Affiliate.

                  (iii) The Executive may request from the Company a waiver of the application to the Executive of all or parts of Section 9(c)(i) and (ii), above, and the Company shall not unreasonably deny such a request.

         (d) INJUNCTIVE RELIEF AND OTHER REMEDIES WITH RESPECT TO COVENANTS. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this
                  Section 9 and (ii) have no further obligation to make any payments to the Executive hereunder following any finding by a court or an arbitrator that the Executive has engaged in a material


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

                  violation of the covenants and obligations contained in this
                  Section 9. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

10.      SUCCESSORS.

         (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, including by will or the laws of descent and distribution.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

11.      MISCELLANEOUS.

         (a) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws.

         (b) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent that it is inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

         (c) AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (d) ENTIRE AGREEMENT. Excepting any plans, agreements or arrangements specifically referred to in this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein.

         (e) TAX WITHHOLDING. The Company shall withhold from any amounts payable under this Agreement such federal, state, foreign, or local taxes or levies as shall be required to be withheld pursuant to any applicable law or regulation.

         (f) SEVERABILITY. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.


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

         (g) EFFECT OF AGREEMENT ON RIGHTS OF EXECUTIVE. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by the Executive or by the Company or an Affiliate, in which case the Executive shall have no further rights under this Agreement except in circumstances relating to a Potential Change of Control as provided for herein.

         (h) WAIVER. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

         (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (j) CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunder set his hand and the Company has caused this Agreement to be executed in its name on its behalf all as of the day and year first above written.


                                       SYLVAN INC.


                                          By:  /s/ VIRGIL JURGENSMEYER
                                               Chairman, Compensation Committee


                                       EXECUTIVE


                                          /s/ DENNIS C. ZENSEN
                                          Dennis C. Zensen




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